UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     July 28, 2009

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 28, 2009, J. Winder Hughes was elected to our Board of Directors to fill the vacancy created by the resignation of Martin Roenigk.  Like the late Mr. Roenigk, Mr. Hughes will serve in the class of directors whose term expires at our 2010 Annual Meeting.   Upon his election, Mr. Hughes was appointed Chair of the Audit Committee of our Board of Directors.  Our Board of Directors has determined that Mr. Hughes is independent in accordance with the rules of the Securities and Exchange Commission and all applicable markets and stock price quotation services relevant to us and that he is an audit committee financial expert (as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission).

Since 1995, Mr. Hughes has served as the managing partner of Hughes Capital Investors, LLC, which manages private assets and raises money for small public companies.  He formed the Focus Fund, LP in 2000 (with Hughes Capital as the fund manager), which is a highly-concentrated equity partnership that focuses on publicly-traded emerging growth companies.  From 1983 to 1995, Mr. Hughes was an investment executive, first with Kidder Peabody & Co. and subsequently with Prudential Securities.  He is a graduate of the University of North Carolina at Chapel Hill, where he received a BA in Economics with a minor in English.

Upon his election to our Board of Directors, Mr. Hughes was granted an option, under our 2008 Incentive Stock Plan, to purchase 30,000 shares of our common stock at an exercise price of $0.33 per share (the closing price of our common stock as reported in  over-the-counter pink sheets on July 27, 2008). This option will vest and become exercisable on the date of our 2010 Annual Meeting, assuming Mr. Hughes continues to serve as a member of our Board of Directors through such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2008

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Dennis C. Cossey
Name: Dennis C. Cossey
Title: Chairman and Chief Executive Officer